September 10, 2009
Ecology Coatings, Inc.
2701 Cambridge Court, Suite 100
Auburn Hills, MI  48326

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

I have examined the Registration Statement on Form S-1 (File No. 333-160156), as amended and as may be subsequently amended (the “Registration Statement”), filed by Ecology Coatings, Inc. (the “Company”) with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 4,340,000 shares of the Company’s common stock, $0.001 par value per share (the “Shares”). The Shares to be sold by the selling shareholder identified in the Registration Statement are herein referred to as the “Shares.” As the Company’s general counsel, I have examined the proceedings taken and are familiar with the proceedings proposed to be taken by the Company in connection with the sale of the Shares.

As general counsel for the Company, I have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of public officials and other instruments as I have deemed necessary for the purposes of rendering this opinion. In my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals and the conformity with the originals of all documents submitted to me as copies.

I do not express any opinion herein concerning any law other than the Nevada Revised Statutes (including the statutory provisions, all applicable provisions of the Nevada Constitution and the reported judicial decisions interpreting the foregoing) and the federal law of the United States of America.

On the basis of the foregoing, I am of the opinion that the Shares, when issued upon conversion of certain of the outstanding shares of the Company’s preferred stock held by selling shareholder and in accordance with the Registration Statement, will be validly issued, fully paid and nonassessable.

I consent to the use of this opinion as an exhibit to the Registration Statement, and consent to the reference of my name under the caption “Legal Matters” in the prospectus forming part of the Registration Statement.

Very truly yours,

/s/Daniel V. Iannotti,
Daniel V. Iannotti

VP, General Counsel & Secretary